AGREEMENT AND PLAN OF REORGANIZATION


             AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 21, 1995 (the "Agreement"), by and among LINCOLN TELECOMMUNICATIONS COMPANY, a Nebraska corporation ("Parent"), CAPITAL ACQUISITION CORP., a Nebraska corporation and a wholly-owned subsidiary of Parent ("Subsidiary") and NEBRASKA CELLULAR TELEPHONE CORPORATION, a Nebraska corporation ("Company").

             WHEREAS, the Boards of Directors of Parent, Subsidiary and Company have approved the merger of Company with and into Subsidiary pursuant to this Agreement (the "Merger") and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

             WHEREAS, it is intended that the Merger will be treated as a reorganization under Sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder;

             NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   The Merger

             Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Company shall be merged with and into Subsidiary and the separate existence of Company shall thereupon cease. Subsidiary shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall simultaneously change its name to "Nebraska Cellular Telephone Corporation."

             Section 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as Articles of Merger, in the form set forth as Exhibit 1.2 hereto, are filed with the Secretary of State of the State of Nebraska (the "Merger Filing"); such filing shall be made simultaneously with or as soon as practicable after the Closing (as defined in Section 3.4).

                                   ARTICLE II
                      The Surviving and Parent Corporations

             Section 2.1    EFFECTS OF THE MERGER.  At the Effective Time,
   (i) the Articles of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of Subsidiary as the surviving corporation in the Merger until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the By-laws of Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-laws of Subsidiary as the surviving corporation in the Merger, until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the Nebraska Business Corporation Act (the "NBCA").

             Section 2.2 DIRECTORS. Effective as of the Effective Time, all members of the Board of Directors of Subsidiary shall resign and Parent shall take such corporate action as may be necessary to cause Subsidiary's Board of Directors immediately following the Effective Time to be nominated and elected in accordance with Sections 3.1, 3.2 and 3.3 of Subsidiary's By-laws, a copy of which is attached hereto as Schedule 4.1(b). Parent shall take such action as is necessary to maintain in full force and effect Sections 3.1, 3.2 and 3.3 of Subsidiary's By-laws in the form attached as Schedule 4.1(b) and shall refrain from repealing or otherwise amending or modifying such Sections in a manner detrimental to the interests of the present shareholders of Company (other than amendments made in accordance with Section 3.3 of Subsidiary's By-laws) until the Sunset Date (as such term is defined in Section 3.1 of Subsidiary's By-laws). Until the Sunset Date and subject to the veto rights of Parent set forth in Section 3.2 of Subsidiary's By-laws, Parent agrees that: (a) it shall vote all shares of Subsidiary common stock it owns, or any of its subsidiaries owns, in favor of the election of persons nominated to become NCTC Directors (as such term is defined in Section 3.1 of Subsidiary's By-laws); and (b) so long as Kevin J. Wiley is an employee of either Parent, Subsidiary or any affiliate of Parent or Subsidiary, it shall vote all shares of Subsidiary common stock it owns, or any of its subsidiaries owns, in favor of the election of Kevin J. Wiley as one of the directors of the Subsidiary. In the event that the business of the Surviving Corporation is transferred to another entity controlled by Parent, then, to the extent permitted under applicable law, Parent shall create and maintain an advisory board of directors to supervise the operations of the business transferred to the new entity, composed of members selected in the manner set forth in this Section 2.2, until the Sunset Date. It is expressly understood and agreed that the present shareholders of the Company, other than Parent, are intended beneficiaries of the covenants and agreements set forth in this Section 2.2, and that any such shareholder of the Company shall be entitled to enforce such covenants and agreements as if it were a party hereto.

             Section 2.3 OFFICERS. Immediately after the new Board of Directors referred to in Section 2.2 is constituted, Parent shall cause all such corporate action to be taken as may be necessary to cause Kevin
   J. Wiley, President of Company, and Andrew Arnold, Vice President of Company, to each become officers of the Surviving Corporation. Further, Parent covenants and agrees that for a period of at least two (2) years from the Effective Date both Kevin J. Wiley and Andrew Arnold shall each have responsibilities, compensation and benefits with the Surviving Corporation on a basis no less favorable than their respective current basis at Company. It is expressly understood and agreed that Kevin J. Wiley and Andrew Arnold are intended beneficiaries of the covenants and agreements set forth in this Section 2.3, and that each of Kevin J. Wiley and Andrew Arnold shall be entitled to enforce such covenants and agreements as if they were parties hereto.


                                   ARTICLE III
                              Conversion of Shares

             Section 3.1 EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time:

             (a) Each then outstanding share of common stock, par value $.01 per share, of Company ("Common Stock") not owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent (other than those shares of Common Stock held in the treasury of Company, and other than shares of Common Stock the holders of which have perfected any dissenter's rights that they may have under the NBCA and which have not withdrawn or lost such rights ("Dissenting Shares")) will be converted into a right to receive (i) one (1) share of common stock, par value $.25 per share, of Parent ("Parent Common Stock"); (ii) one (1) Common Stock Purchase Right (a "Right") under that certain Rights Agreement, dated as of June 21, 1989 by and between Parent and Mellon Securities Trust Company, as amended ("Parent's Rights Plan"); and (iii) $4.00 in cash (the "Stock Cash Amount"); provided, however, in lieu of such conversion into Parent Common Stock, Rights and the Stock Cash Amount as provided above, a number of shares of Common Stock not to exceed the number of shares of Common Stock determined in accordance with Exhibit 3.1(a) shall be converted into a right to receive $20.00 in cash per share (the "Basic Cash Amount") to the extent that the holders of record of such shares elect to receive cash in accordance with Section 3.2 (such elections to receive cash are hereinafter referred to as "Cash Elections"); provided further, however, if at the Effective Time the number of shares of Common Stock subject to Cash Elections is less than 20% of the number of outstanding shares of Common Stock at the Effective Time ("Effective Time Shares") (exclusive of shares of Common Stock owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent and exclusive of Dissenting Shares), in lieu of conversion into Parent Common Stock, Rights and the Stock Cash Amount as provided above, each share of Common Stock not then subject to a Cash Election (exclusive of shares of Common Stock held in the treasury of the Company, shares of Common Stock owned by Parent, Subsidiary or any other direct or indirect Subsidiary of Parent, and Dissenting Shares) shall be converted into (i) a fraction of a share of Parent Common Stock, a fraction of a Right and a fraction of the Stock Cash Amount which fraction shall in each case be equal to the Stock Percentage, plus (ii) the Additional Cash; provided further, however, that in no event shall the sum of (i) the aggregate amount of the Additional Cash paid to holders of shares of Common Stock pursuant to this Section 3.1(a), plus (ii) the product of multiplying the Basic Cash Amount by the number of shares of Common Stock which are subject to Cash Elections at the Effective Time exceed the product of multiplying the Basic Cash Amount by the number of shares of Common Stock determined in accordance with
        Exhibit 3.1(a); and provided further, however, if immediately prior to the Effective Time, no Rights are outstanding under Parent's Rights Plan, the Common Stock shall not be converted into the right to receive any Rights. For purposes of this Agreement, (i) "Additional Cash" means the product (computed to two (2) decimal places) of multiplying the Basic Cash Amount by the Additional Cash Percentage, (ii) "Cash Percentage" means 20% minus the Cash Election Percentage, (iii) "Cash Election Percentage" means the quotient, expressed as a percentage (computed to four (4) decimal places), of dividing the number of shares of Common Stock which at the Effective Time are subject to Cash Elections by the number of Effective Time Shares (exclusive of shares of Common Stock owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent and exclusive of Dissenting Shares); (iv) "Additional Cash Percentage" means the quotient, expressed as a percentage (computed to four (4) decimal places), of dividing (A) the product of multiplying (I) the Cash Percentage by (II) the number of Effective Time Shares (exclusive of shares of Common Stock owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent and exclusive of Dissenting Shares) by (B) the excess of (I) the number of Effective Time Shares (exclusive of shares of Common Stock owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent and exclusive of Dissenting Shares) over (II) the number of shares of Common Stock which are subject to Cash Elections at the Effective Time; and (v) "Stock Percentage" means 100% minus the Additional Cash Percentage.

             (b) Each then outstanding share of Common Stock owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent will be canceled and retired, and each share of Common Stock issued and held in Company's treasury will be canceled and retired.

             Section 3.2    EXCHANGE OF CERTIFICATES.

             (a) As of the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Common Stock and which was surrendered to Parent in accordance with Section 3.2(b) shall be entitled to receive in exchange therefor, (i) a certificate or certificates theretofore representing the number of whole shares of Parent Common Stock, to which such holder is entitled pursuant to Section 3.1 and (ii) any cash to which such holder is entitled pursuant to Section 3.1 payable in the form of bank cashiers' or certified checks each payable to the order of recipient. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable.

             (b) Within ten (10) days after approval of this Agreement and the Merger by the requisite number of shareholders of Company in accordance with the NBCA ("Company Shareholders' Approval"), Parent shall mail to each holder of record of a certificate or certificates that as of the date of such approval, represented outstanding shares of Common Stock (the "Company Certificates"): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon actual delivery of Company Certificates to Parent); and (ii) instructions for use in (A) effecting the surrender of Company Certificates in exchange for certificates representing shares of Parent Common Stock and the Stock Cash Amount and (B) making a Cash Election, which may be made with respect to all or a portion of a holder's shares of Common Stock. Such instructions shall instruct each such holder to deliver to Parent their respective Company Certificates within twenty (20) days from the date such holder receives the form letter of transmittal, together with a duly executed and completed letter of transmittal and such other documents as the Parent shall reasonably require and shall specify that no Cash Elections may be validly made after such 20 day period. Thereafter, at and after the Effective Time, each holder of shares of Common Stock, upon delivery of their respective Company Certificates, together with a duly executed letter of transmittal, shall be entitled to receive in exchange therefor the consideration to which such holder is entitled pursuant to Section 3.1, and Company Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, no party hereto shall be liable to a holder of shares of Common Stock for any shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

             (c) If the number of shares of Common Stock for which Cash Elections were validly made pursuant to this Section 3.2 exceeds an amount equal to the number of shares of Common Stock determined in accordance with Exhibit 3.1(a) (the "Cash Election Maximum"), then Parent shall reduce the number of shares of Common Stock (pro rata as nearly as practicable in proportion to the total number of shares of Common Stock for which Cash Elections were validly made pursuant to this Section 3.2) by such additional number of shares as may be necessary so that the number of such shares remaining which are to be converted into the right to receive cash pursuant to Cash Elections has been reduced to (or to the most practicable number thereof immediately below) the Cash Election Maximum.

             (d) Parent shall in its sole discretion determine whether or not Cash Elections have been properly or timely made. Neither Company, Parent nor Subsidiary shall be under any duty to give notification that Cash Elections have not been timely made; however, Parent shall use reasonable efforts to notify holders of shares of Common Stock of any Cash Election that was not properly made. If Parent determines that any Cash Election was not properly or timely made (including as a result of a failure to timely deliver Company Certificates pursuant to Section 3.2(b)), the shares subject to such Cash Election shall be treated by Parent as shares of Common Stock which were not subject to any Cash Election and at the Effective Time such shares shall be converted into Parent Common Stock, Rights and the Stock Cash Amount pursuant to Section 3.1. Parent shall make all computations as to proration contemplated by this Section 3.2 and any such computations shall be conclusive and binding on the holders of Common Stock.

             (e) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the consideration to which other shares of Common Stock other than Dissenting Shares are entitled pursuant to this
        Article III, but the holder of Dissenting Shares shall only be entitled to such rights as are granted by the NBCA. If a holder of shares of Common Stock who pursues dissenters' rights with respect to those shares under the NBCA shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares of Common Stock shall be converted into and represent only the right to receive the consideration as provided in
        Article III (but with the right to make a Cash Election only to the extent such holder complies with Section 3.2(b)), without interest, upon the surrender of Company Certificate or Company Certificates representing those shares of Common Stock. Company shall give Parent prompt notice of any written demands made pursuant to Sections 21-2079 or 21-2080 of the NBCA with respect to any shares of Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the NBCA received by Company relating to a shareholder's rights to dissent. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands made pursuant to such dissenters' rights with respect to any shares of Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands. Parent shall contribute to Company or the Surviving Corporation, as the case may be, sufficient funds to enable Company or the Surviving Corporation to make, or shall itself directly make, any payments required to be made to holders of Dissenting Shares.

             (f) Anything to the contrary notwithstanding in this Section 3.2, if this Agreement is terminated pursuant to Article IX, any Company Certificate or Company Certificates which have been surrendered to Parent shall be promptly returned to the persons submitting the same.

             (g)  Until surrendered and exchanged in accordance with this
        Section 3.2, each Company Certificate shall, after the Effective Time, represent solely the right to receive the Parent Common Stock, Rights and the Stock Cash Amount to which the holder of such Company Certificate is entitled to hereunder, and shall have no other rights. At the Effective Time, the stock transfer books of Company will be closed and no transfer of shares of Common Stock will thereafter be made.

             Section 3.3 NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Company Certificates for exchange pursuant to this Article III shall be entitled to receive from the Parent a cash payment equal to such fraction multiplied by $16.00.

             Section 3.4 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Foley & Lardner, Chicago, Illinois, on the fifth business day immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and Company shall agree (the date on which the Closing occurs being the "Closing Date").


                                   ARTICLE IV
             Representations and Warranties of Parent and Subsidiary

             Parent and Subsidiary each represent and warrant to Company as follows:

             Section 4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
   Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). True, accurate and complete copies of Parent's Articles of Incorporation, By-laws and Rights Plan, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Company. True, accurate and complete copies of Subsidiary's Articles of Incorporation and By-laws, as in effect on the date hereof, including all amendments thereto, are attached as Schedule 4.1(a) and (b), respectively.

             Section 4.2    CAPITALIZATION.

             (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value $.25 per share. As of February 28, 1995, the number of issued and outstanding shares of Parent Common Stock was 32,377,290. All of the issued and outstanding shares of Parent Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of Parent holds any shares of capital stock of Parent.

             (b) The authorized capital stock of Subsidiary consists of 10,000 shares of Subsidiary common stock, par value $.25 per share, of which 100 shares are issued and outstanding, all of which are owned beneficially and of record by Parent.

             (c) Except as set forth in Schedule 4.2(c), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating Parent or any subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment, except for this Agreement, the Parent's Rights Plan, Parent's Employee and Shareholder Dividend Reinvestment and Stock Purchase Plan (the "Parent DRIP"), Parent's 1989 Stock and Incentive Plan (the "Parent SIP"), and Parent's 401(k) Savings and Stock Ownership Plan (the "Parent Savings Plan"). There are no voting trusts, proxies or other agreements or understandings to which Parent or any subsidiary of Parent is a party or is bound with respect to the voting of any shares of capital stock of Parent. The shares of Parent Common Stock to be issued to shareholders of Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

             Section 4.3 SUBSIDIARIES. Each corporate subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
   Each subsidiary of Parent is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Parent Material Adverse Effect. Except as set forth in Parent's Annual Report on Form 10-K for the year ended December 31, 1993 and the exhibits and schedules thereto (the "Parent 10-K"), or Parent's Quarterly Reports on Form 10-Q for the quarter ended September 30, 1994 and the exhibits and schedules thereto (the "Parent 10-Q"), all of the outstanding shares of capital stock of each corporate subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and those owned directly or indirectly by Parent are owned free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. Except as set forth in the Parent 10-K or the Parent 10-Q and except with respect to the 5% Redeemable Preferred Stock of The Lincoln Telephone and Telegraph Company, Parent owns directly or indirectly all of the issued and outstanding shares of the capital stock of each of its corporate subsidiaries. Immediately prior to the Effective Time, Parent will be in control of Subsidiary within the meaning of Section 368(c)(1) of the Code. Except as set forth in the Parent 10-K or the Parent 10-Q, there are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "subsidiary" shall mean any corporation, partnership, joint venture or other entity of which the specified entity, directly or indirectly, controls or which the specified entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of director or any similar governing body.

             Section 4.4    AUTHORITY; NON-CONTRAVENTION; APPROVALS.

             (a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent and Subsidiary of the transactions contemplated hereby, have been duly authorized by Parent's and Subsidiary's Board of Directors, respectively, and by Parent as sole shareholder of Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Subsidiary of the transactions contemplated hereby, except for the obtaining of the Parent Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by Company, constitutes a valid and binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; and (ii) general equitable principles.

             (b) The execution and delivery of this Agreement by each of Parent and Subsidiary do not, and the consummation by Parent and Subsidiary of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its subsidiaries; (ii) subject to obtaining the Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets; or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Parent Material Adverse Effect.

             (c) Except for (i) the filings by Parent and Company required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) the necessary approvals, if any, of any state public utilities commissions or similar state bodies ("PUCs") identified in Schedule 4.4(c), as having jurisdiction over Parent or any of its subsidiaries (the "Parent PUCs") and Company PUCs (as defined in Section 5.4 hereof), in each case pursuant to applicable state laws or regulations (together with any other similar state laws or regulations relating to or regulating the telephone, mobile cellular, paging or other telecommunications business ("Utilities Codes"); (iv) the approvals of the Federal Communications Commission (the "FCC") pursuant to the Federal Communications Act of 1934, as amended (the "Federal Communications Act");
   (v) the making of the Merger Filing with the Secretary of State of the State of Nebraska in connection with the Merger; and (vi) any required filings with or approvals from applicable state environmental authorities; (the filings and approvals referred to in clauses (i) through (vi) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registration, notices, authorizations, consents or approvals which,if not made or obtained, as the case may be, would not, in the aggregate, have a Parent Material Adverse Effect.

             Section 4.5 REPORTS AND FINANCIAL STATEMENTS. Except as disclosed in Schedule 4.5 hereof, since December 31, 1990, Parent and each of its subsidiaries required to make filings under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any Utilities Codes or the Federal Communications Act have filed with the Securities and Exchange Commission ("SEC"), the pertinent PUCs or the FCC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them under each of the Securities Act, the Exchange Act, the applicable Utilities Codes and the Federal Communications Act and the respective rules and regulations, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously delivered to Company copies of (a) the Parent 10-K and Parent's Annual Reports on Form 10-K for each of the two immediately preceding fiscal years, as filed with the SEC;
   (b) proxy and information statements relating to (i) the meetings of its shareholders (whether annual or special) since December 31, 1990; and
   (ii) actions by written consent in lieu of a shareholders' meeting from December 31, 1990, until the date hereof; and (c) all other reports or registration statements (but only in such form as declared effective by the SEC) filed by Parent with the SEC since December 31, 1990, and Parent shall promptly deliver to the Company copies of Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and any subsequent Parent Quarterly Report on Form 10-Q filed with the SEC prior to the Effective Time, after the filing thereof with the SEC (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included and to be included in such reports (including all notes and schedules contained therein and annexed thereto) (the "Parent Financial Statements") have been, and will be, prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly, and will fairly, present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

             Section 4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Parent 10-K or the Parent 10-Q, or as expressly disclosed and described in any of the schedules hereto, neither Parent nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (a) except liabilities, obligations or contingencies (i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto; or
   (ii) which were incurred in the ordinary course of business and consistent with past practices; and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Parent Material Adverse Effect.

             Section 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent 10-Q, since September 30, 1994, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of Parent and its subsidiaries, taken as a whole.

             Section 4.8 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Parent Material Adverse Effect. Except as set forth in the Parent 10-K or the Parent 10-Q, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Parent Material Adverse Effect.

             Section 4.9 NO VIOLATION OF LAW. Except as disclosed in the Parent 10-K or the Parent 10-Q, neither Parent nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have a Parent Material Adverse Effect. Except as disclosed in the Parent 10-K or the Parent 10-Q, as of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Parent, is threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Parent Material Adverse Effect. Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, including, without limitation, authorizations under applicable Utilities Codes and under the Federal Communications Act (the "Parent Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Parent Material Adverse Effect. Parent and its subsidiaries (a) have duly and currently filed all reports and other information required to be filed with the FCC or any other governmental or regulatory authority in connection with the Parent Permits; and (b) are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Parent Material Adverse Effect.

             Section 4.10 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Parent 10-K or the Parent 10-Q, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) the respective charters, by-laws or other similar organizational instruments of Parent or any of its subsidiaries; or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.10, would have, in the aggregate, a Parent Material Adverse Effect.

             Section 4.11   TAXES.

             (a) Parent and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined in Section 4.11(c)) required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Parent Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects; and
   (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the Parent balance sheet as of December 31, 1993 contained in the Parent 10-K and the Parent balance sheet as of December 31, 1994 to be contained in the Parent Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "1993 and 1994 Parent Balance Sheets") are, and will be, adequate to cover all Taxes for all periods ending on or prior to December 31, 1993 and December 31, 1994, respectively, and there are no material liens for Taxes upon any property or assets of Parent or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Parent or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned corporate subsidiary of Parent other than agreements the consequences of which are fully and adequately reserved for on the 1993 Parent Balance Sheet. Neither Parent nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of
   Section 341(f) of the Code.

             (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and record taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

             (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

             Section 4.12   EMPLOYEE BENEFIT PLANS; ERISA.

             (a) Except as set forth in the Parent 10-K, the proxy statement for the 1994 annual meeting of shareholders of Parent or in Schedule 4.12 hereof, at the date hereof, Parent and its subsidiaries do not maintain or contribute to any material employee benefit plans, programs, arrangements or practices (such plans, programs, arrangements or practices of Parent and its subsidiaries being referred to as the "Parent Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code). Schedule 4.12 lists all Multiemployer Plans and Multiple Employer Plans which any of Parent or its subsidiaries maintains or to which any of them makes contributions. Neither Parent nor its subsidiaries has any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Parent Plans, under existing collective bargaining agreements or to comply with applicable law.

             (b) Except as disclosed in the Parent 10-K, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Parent Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Parent Material Adverse Effect; (ii) except for premiums due, there is no outstanding liability in excess of $1,000,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Parent Plans; (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Parent Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA; (vi) none of the Parent Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Parent Plans ended prior to the date of this Agreement; (v) the current present value of all projected benefit obligations under each of the Parent Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Parent 10-K as of December 31, 1993, based upon reasonable actuarial assumptions currently utilized for such Parent Plan; (vi) each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations; (vii) each of the Parent Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Parent Plans, and the period for making any such necessary retroactive amendments has not expired; (viii) with respect to Multiemployer Plans, neither Parent nor any of its subsidiaries has, since December 31, 1990, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205; (ix) to the best knowledge of Parent and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Parent Plans other than claims for benefits in the ordinary course; and (x) Parent and its subsidiaries have no current liability in excess of $1,000,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with Parent and its subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (a "Parent Controlled Group Plan"), and Parent and its subsidiaries do not reasonably anticipate that any such liability will be asserted against Parent or any of its subsidiaries, none of the Parent Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), and no Parent Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability in excess of $1,000,000 against Parent and its subsidiaries.

             Section 4.13 INVESTMENT COMPANY ACT. Parent and each of its subsidiaries either (a) is not an "investment company", or a company "controlled" by, or an "affiliated company" with respect to, an "investment company", within the meaning of the Investment Company Act of 1940 (the "Investment Company Act"); or (b) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither Parent nor any of its subsidiaries is required to be registered under the Investment Company Act.

             Section 4.14 LABOR CONTROVERSIES. Except as set forth in the Parent 10-K or the Parent 10-Q, (a) there are no significant controversies pending or, to the knowledge of Parent, threatened between Parent or its subsidiaries and any representatives of any of their employees; (b) to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Parent and its subsidiaries; (c) Parent and its subsidiaries have, to the knowledge of Parent, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes; and (d) no person has, to the knowledge of Parent, asserted that Parent or any of its subsidiaries is liable in any material amount for any arrears of wages, or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

             Section 4.15 ENVIRONMENTAL MATTERS. Except as set forth in the Parent 10-K or the Parent 10-Q, to the knowledge of Parent, neither Parent nor any of its subsidiaries has disposed of or arranged for the disposal of any hazardous substance at any facility, location or site so as to be or become a potentially liable party for remedial action or response costs in connection with such facility, location or site under the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, or similar state statutes which liability could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Parent and its subsidiaries taken as a whole.

             Section 4.16 BROKERS. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.

             Section 4.17 SUBSEQUENT LIQUIDATION OR SALE; REACQUISITION OF PARENT COMMON STOCK. Parent has no plan or intention (i) to liquidate Subsidiary, (ii) to merge Subsidiary with and into another corporation,
   (iii) to sell or otherwise dispose of the stock of Subsidiary, or (iv) to cause Subsidiary to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Parent has no plan or intention to reacquire, directly or indirectly, any of the Parent Common Stock issued in the Merger.


                                    ARTICLE V
                    Representations and Warranties of Company

             Company represents and warrants to Parent and Subsidiary as follows:

             Section 5.1 ORGANIZATION AND QUALIFICATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, financial condition or results of operations of Company (a "Company Material Adverse Effect"). True, accurate and complete copies of Company's Articles of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

             Section 5.2    CAPITALIZATION.

             (a) The authorized capital stock of Company consists of 25,000,000 shares of Common Stock. As of the date hereof, 7,742,180 shares of Common Stock were issued and outstanding. All of the issued and outstanding shares of Common Stock are validly issued and are fully paid and nonassessable.

             (b) As of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company or obligating Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Company is a party or is bound with respect to the voting of any shares of capital stock of Company.

             Section 5.3 NO SUBSIDIARIES. Company does not own, and since December 31, 1991 has not owned, any interest in any corporation, partnership, business organization or other entity.

             Section 5.4    AUTHORITY; NON-CONTRAVENTION; APPROVALS.

             (a) Company has full corporate power and authority to enter into this Agreement and, subject to Company Shareholders' Approval and Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Company of the transactions contemplated hereby, have been duly authorized by Company's Board of Directors and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement and the consummation by Company of the transactions contemplated hereby, except for Company Shareholders' Approval and the obtaining of Company Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; and (ii) general equitable principles.

             (b) Except as set forth on Schedule 5.4, the execution and delivery of this Agreement by Company does not, and the consummation by Company of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company under any of the terms, conditions or provisions of
   (i) the articles of incorporation or by-laws of Company; (ii) subject to obtaining Company Required Statutory Approvals and the receipt of Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or government authority applicable to Company or any of its properties or assets; or (iii) subject to obtaining Company Required Statutory Approvals, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Company is now a party or by which Company or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Company Material Adverse Effect.

             (c) Except for (i) the filings by Parent and Company required by Title II of the HSR Act; (ii) the necessary approvals, if any, of the PUCs identified on Schedule 5.4 as having jurisdiction over Company (the "Company PUCs") pursuant to applicable Utilities Codes; (iii) the approvals of the FCC pursuant to the Federal Communications Act; (iv) the making of the Merger Filing with the Secretary of State of the State of Nebraska in connection with the Merger; and (v) any required filings with or approvals from applicable state environmental authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Company Material Adverse Effect.

             Section 5.5 FINANCIAL STATEMENTS. Included as Schedule 5.5 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of December 31, 1992, 1993 and 1994, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of KPMG Peat Marwick LLP, independent auditors for Company for such years, and (ii) an unaudited balance sheet of Company as of January 31, 1995 (the "Recent Balance Sheet"), the related unaudited statement of income for the one (1) month then ended and for the corresponding period of the prior year and the related unaudited statement of cash flow for the one (1) month then ended (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein and annexed thereto) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position, results of operations and cash flows of Company as of the dates and for the years and periods indicated, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

             Section 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Recent Balance Sheet or in Schedule 5.6, Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (a) except liabilities, obligations or contingencies (i) which are accrued or reserved against in the Recent Balance Sheet or reflected in the notes thereto; or (ii) which were incurred after the date of the Recent Balance Sheet and were incurred in the ordinary course of business and consistent with past practice; and
   (b) except for any liabilities, obligations or contingencies which
   (i) would not, in the aggregate, have a Company Material Adverse Effect; or (ii) have been discharged or paid in full prior to the date hereof.

             Section 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Schedule 5.7, since the date of the Recent Balance Sheet, there has not been:

             (a) Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of Company;

             (b) Any loss, damage or destruction, whether covered by insurance or not, affecting Company's business or properties which would have a Company Material Adverse Effect;

             (c) Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), in each case, except in the ordinary course of business consistent with past practice;

             (d) Any labor dispute or disturbance, other than routine individual grievances which do not have a Company Material Adverse Effect.

             (e) Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) involving in excess of $100,000, other than in the ordinary course of business consistent with past practice;

             (f) Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

             (g) Any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale of inventory items or other items with an aggregate value of less than $100,000 in the ordinary course of business;

             (h) Any indebtedness for borrowed money incurred, assumed or guaranteed by Company;

             (i) Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Company;

             (j) Any entering into, amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

             (k) Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market); or

             (l) Any grant of credit to any customer on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit.

             Section 5.8 LITIGATION. Except as set forth in Schedule 5.8 hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Company Material Adverse Effect. Except as set forth in Schedule 5.8 hereof, Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Company Material Adverse Effect.

             Section 5.9    NO VIOLATION OF LAW.  Except as disclosed in
   Schedule 5.9, Company is not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have a Company Material Adverse Effect. Except as disclosed in Schedule 5.9, as of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Company Material Adverse Effect. Except as disclosed on Schedule 5.9, Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, including, without limitation, authorizations under applicable Utilities Codes and under the Federal Communications Act (the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Company Material Adverse Effect. Company (a) has duly and currently filed all reports and other information required to be filed with the FCC or any other governmental or regulatory authority in connection with Company Permits; and (b) is not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Company Material Adverse Effect.

             Section 5.10 COMPLIANCE WITH AGREEMENTS. Except as disclosed in Schedule 5.10, Company is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) the articles of incorporation or by-laws of Company; or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Company is a party or by which it is bound or to which any of its property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 5.10, would have, in the aggregate, a Company Material Adverse Effect.

             Section 5.11 TAXES. Company has (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects; and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the Recent Balance Sheet are adequate to cover all Taxes for all periods ending on or prior to the date of the Recent Balance Sheet and there are no material liens for Taxes upon any property or asset of Company, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of Company which, if decided adversely, singly or in the aggregate, would have a Company Material Adverse Effect. Company is not a party to any agreement providing for the allocation or sharing of Taxes with any other entity.

             Section 5.12   EMPLOYEE BENEFIT PLANS; ERISA.

             (a) Except as set forth in Schedule 5.12(a) hereof, at the date hereof, Company does not maintain or contribute to any material employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices of Company being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in
   Section 3(3) of ERISA, or any written employment contracts providing for an annual base salary in excess of $150,000 and having a term in excess of one (1) year, which contracts are not immediately terminable without penalty or further liability. The Company does not maintain or make contributions to any Multiemployer Plans or Multiple Employer Plans. Company has no obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of Company Plans or to comply with applicable law.

             (b) Except as disclosed in Schedule 5.12(b) hereof (i) there have been no non-exempt prohibited transactions within the meaning of
   Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Company Material Adverse Effect; (ii) except for premiums due, there is no outstanding liability in excess of $250,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of Company Plans; (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of Company Plans subject to Title IV of ERISA other than in a "standard termination" described in
   Section 4041(b) of ERISA; (iv) none of Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Plan ended prior to the date of this Agreement for which the required time for making contributions has expired; (v) the current present value of all projected benefit obligations under each of Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Recent Balance Sheet (based upon reasonable actuarial assumptions currently utilized for such Company
   Plan); (vi) each of Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations; (vii) each of Company Plans which is intended to be "qualified" within the meaning of
   Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired; (viii) with respect to Multiemployer Plans, Company has not, since December 31, 1990, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA; (ix) to the best knowledge of Company, there are no material pending, threatened or anticipated claims involving any of Company Plans other than claims for benefits in the ordinary course; and (x) Company has no current liability in excess of $250,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) which has occurred under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with Company under Section 4001 of ERISA or
   Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and Company has no knowledge that any such liability will be asserted against it, none of Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) as of the last day of the most recent fiscal year of such plan ended prior to the date of this Agreement for which the required time for making contributions has expired, and no Company Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against Company in excess of $250,000 whether measured alone or in the aggregate.

             Section 5.13 INVESTMENT COMPANY ACT. Company either (a) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act; or (b) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, Company is not required to be registered under the Investment Company Act.

             Section 5.14   LABOR CONTROVERSIES.  Except as set forth in the
   Schedule 5.14, (a) there are no significant controversies pending or, to the knowledge of Company, threatened between Company and any representatives of any of its employees; (b) to the knowledge of Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Company;
   (c) Company has, to its knowledge, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes; and
   (d) no person has, to the knowledge of Company, asserted that Company is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

             Section 5.15 ENVIRONMENTAL MATTERS. The applicable Federal, state or local laws ("Laws") relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent that noncompliance would not have a Company Material Adverse Effect. Except as set forth in Schedule 5.15, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to Company's knowledge, threatened against Company relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 5.15, to Company's knowledge, there are no past or present events, conditions, activities, practices, incidents, actions, omissions or plans which would interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which would give rise to any liability thereunder, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste, except to the extent that such noncompliance, liability or claim would not have a Company Material Adverse Effect.

             Section 5.16   CERTAIN REGULATIONS.

             (a) Schedule 5.16(a) sets forth a list as of the date hereof of all licenses, permits and authorizations issued by any federal, state or local governmental agency or unit authorizing Company to operate its cellular systems.

             (b) Company is not subject to regulation as a public utility, public service company (or similar designation) in the State of Nebraska by virtue of the provision of cellular telephone services, or by any other state in the United States or any foreign country.

             Section 5.17   CERTAIN AGREEMENTS.  Except as set forth in
   Schedule 5.17 hereof, and except for this Agreement, as of the date hereof, Company is not a party to any oral or written (a) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person not terminable on 60 days' or less notice involving the payment of more than $100,000 per annum;
   (b) agreement with any executive officer or other key employee of Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated by this Agreement; (c) agreement with respect to any executive officer or other key employee of Company providing any term of employment or compensation guarantee extending for a period longer than three years and for the payment in excess of $150,000 per annum; or
   (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

             Section 5.18 INTELLECTUAL PROPERTY. Company is licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs which are material to the business, financial condition or results of operations of Company. Except as set forth on
   Schedule 5.18, no claims are pending or, to the knowledge of Company, threatened that Company is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right, except for any of the foregoing as would not have a Company Material Adverse Effect. To the knowledge of Company, no person is infringing the rights of Company with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right, except for any of the foregoing as would not have a Company Material Adverse Effect.

             Section 5.19 TITLE TO AND CONDITION OF PROPERTIES. (a) Company has good and marketable title to all of Company's material assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 5.19 and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized.

             (b) All material property and material assets owned or utilized by Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months.

             Section 5.20 BROKERS. Except for William Blair & Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.


                                   ARTICLE VI
                     Conduct of Business Pending the Merger

             Section 6.1 CONDUCT OF BUSINESS BY COMPANY PENDING THE MERGER. Except as set forth in Schedule 6.1 hereof or as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, Company shall:

             (a) conduct its business in the ordinary and usual course of business, consistent with past practice;

             (b) not (i) amend or propose to amend its Articles of Incorporation or By-laws; or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

             (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock.

             (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business; (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock; (iii) take or fail to take any action which action or failure to take action would cause Company or its shareholders (except to the extent that any shareholders receive consideration other than Parent Common Stock) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger; (iv) make any acquisition of any material amount of assets or any businesses other than expenditures for fixed or capital assets in the ordinary course of business;
        (v) sell any material amount of assets or any businesses other than sales in the ordinary course of business; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

             (e) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

             (f) confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

             (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

             (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree except in the ordinary course of business and consistent with past practice or as required under the terms of such plans; and

             (i) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

             Section 6.2 CONTROL OF COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct Company's operations prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

             Section 6.3 CONDUCT OF BUSINESS BY PARENT AND SUBSIDIARY PENDING THE MERGER. Except as set forth in Schedule 6.3 or as otherwise contemplated hereby, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Company shall otherwise agree in writing, Parent shall, and shall cause its subsidiaries to:

             (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

             (b) not amend or propose to amend their respective articles of incorporation or by-laws; except that Parent and Subsidiary shall be permitted to take whatever actions may be necessary to change Subsidiary's name as required pursuant to Section 1.1 of this Agreement;

             (c) not (i) split, combine or reclassify (whether by stock dividend or otherwise) its issued and outstanding shares of Parent Common Stock; (ii) reduce dividends on the Parent Common Stock to a level of less than $0.14 per share per calendar quarter or make any extraordinary distribution on or with respect to Parent Common Stock;
        (iii) issue or sell any shares of Parent Common Stock for less than fair value, except for the issuance and sale of shares under the Parent DRIP, the Parent SID or the Parent Savings Plan, in each case in the ordinary course consistent with past practice, and shares issuable upon conversion of securities or exercise of options outstanding on the date hereof or issued in accordance herewith;
        (iv) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into Parent Common Stock, except under the Parent DRIP, the Parent SIP or the Parent Savings Plan, in the ordinary course consistent with past practice; or (v) enter into any agreement, contract, commitment or arrangement with respect to any of the foregoing;

             (d) not (i) take or fail to take any action which action or failure to act would cause Company or its shareholders (except to the extent that any such shareholders receive consideration other than Parent Common Stock) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger; (ii) make any acquisition of any assets or businesses other than (A) the acquisitions described on Schedule 6.3 hereto; (B) expenditures for fixed capital assets in the ordinary course of business; or (C) other acquisitions having a value (including the principal amount of indebtedness assumed) of less than $150 Million individually and $150 Million in the aggregate; (iii) sell any assets or businesses other than (A) the sales described on Schedule 6.3 hereto; (B) sales in the ordinary course of business; or (C) other sales of less than $150 Million individually and $150 Million in the aggregate; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

             (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

             (f) confer with one or more representatives of Company to report any material changes in their respective operations;

             (g) maintain with financially responsible insurance companies insurance on their respective tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

             (h) not acquire, directly or indirectly, shares of Common Stock for consideration having a value at the time of such acquisition in excess of the value of the consideration that would have been received for such shares of Common Stock had such shares of Common Stock been exchanged in the Merger; provided, however, that in determining the amount of such consideration, the tax consequences of the relevant transaction shall not be taken into account.

             Section 6.4 NO SOLICITATIONS. Company shall not permit any of its officers, directors or employees or any attorney, accountant, investment advisor or other agent retained by it ("Company Representative") to, and shall use its best efforts to cause such person not to, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or, in the event of an unsolicited Takeover Proposal, except to the extent required of Company's Board of Directors in order to fulfill its fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof and shall give the Parent five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Company shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal. As used in this Section 6.4, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Company, other than pursuant to the transactions contemplated by this Agreement.


                                   ARTICLE VII
                              Additional Agreements

             Section 7.1 ACCESS TO INFORMATION. Company shall afford to Parent and Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") and Parent and its subsidiaries shall afford to Company Representatives full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of any PUC or the FCC in connection with the transactions contemplated by this Agreement or which may have a material effect on their respective businesses, properties or personnel; and
   (ii) such other information concerning their respective businesses, properties and personnel as Parent or Subsidiary or Company, as the case may be, shall reasonably request; provided, that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their best efforts to cause the Parent Representatives to hold, and Company shall hold and shall use its best efforts to cause Company Representatives to hold, in strict confidence all non-public documents and information furnished to Parent and Subsidiary or to Company, as the case may be, in connection with the transactions contemplated by this Agreement, except that Parent, Subsidiary and Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, Company Required Statutory Approvals and Company Shareholders' Approval, and Parent, Subsidiary and Company may disclose any information that any of them is required by law or judicial or administrative order to disclose; provided that the party required to disclose such information shall provide the other parties with adequate prior notice to such effect and such party shall cooperate with any other party which wishes to obtain a protective order or injunction covering such information. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all non-public written material provided pursuant to this
   Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writing whatsoever prepared by Parent or Company based on the information in such material shall be destroyed (and Parent and Company shall use their respective best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing by an authorized officer supervising such destruction. Company shall promptly advise Parent and Parent shall promptly advise Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Company or Parent and its subsidiaries, taken as a whole.

             Section 7.2 COMPANY SHAREHOLDERS' APPROVAL. Company shall promptly submit this Agreement and the transactions contemplated hereby for Company Shareholders' Approval at a meeting of shareholders and, shall use its best efforts to obtain shareholder approval and adoption of this Agreement and the transactions contemplated hereby. Such meeting shall be held as soon as practicable following the date hereof. Company shall, through its Board of Directors, recommend to its shareholders approval of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall have the right to postpone such meeting of shareholders as may be necessary for its Board of Directors to exercise its fiduciary duties with respect to a Takeover Proposal as provided for in Section 6.4.

             Section 7.3 EXCHANGE LISTING. Parent shall use its best efforts to effect, at or before the Effective Time, authorization for listing on Nasdaq, upon official notice of issuance, of the additional shares of Parent Common Stock to be issued pursuant to the Merger.

             Section 7.4 EXPENSES. Subject to Section 9.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

             Section 7.5    AGREEMENT TO COOPERATE.

             (a) Each of the parties hereto shall cooperate and use all reasonable efforts to prepare and file with the FCC and the PUCs as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the transaction contemplated by this Agreement by the FCC and the PUCs, each of which must become a Final Order in order to satisfy the condition set forth in Section 8.1(f). For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC or a PUC as to which (i) no request for stay by the FCC or PUC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed, (ii) no petition for rehearing or reconsideration, or application for review, of the action is pending before the FCC or PUC, as applicable, and the time for filing any such petition or application has passed, (iii) the FCC or PUC, as applicable, does not have the action under reconsideration or review on its own motion and the time for such reconsideration or review has passed, and (iv) no appeal to a court, or request for stay by a court, of the FCC's or PUC's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

             (b) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals (including, but not limited to, required approvals under the Utilities Codes and the Federal Communications Act), to effect all necessary registrations, filings and submissions (including, but not limited to, filings under the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of Company.

             (c) In addition to the covenants set forth in Section 7.5(a) and (b), Parent, Subsidiary and Company each agree to take such actions as may be necessary to obtain any governmental consents, orders and approvals legally required for the consummation of the Merger, and the transactions contemplated hereby, including the making of any filings, publications and requests for extensions and waivers, and shall (i) sell or otherwise dispose of their respective interests in licensees holding competing licenses for identical cellular telephone service areas (the party holding the smaller percentage of ownership in a competing licensee being obligated so to sell or dispose of its interest) and (ii) if required to obtain the approval of the FCC, the Department of Justice or any other governmental authority having jurisdiction over such matter, or if required by any court with jurisdiction over the subject matter to which any such requirement has been referred or appealed, hold separate, sell, or otherwise dispose of any subsidiary, subsidiaries, or assets, and accept entry of consent decrees in respect thereof. In the event that the sale or other disposition of any subsidiaries or assets is required as contemplated by clause (ii) above and the governmental authority or court having jurisdiction over the matter fails to specify which of Parent or Company shall be obligated to consummate such sale or disposition, the parties shall negotiate in good faith the appropriate resolution of the problem, it being understood that the party holding the overlapping asset or subsidiary with the least value shall be obligated to sell or dispose of its interest herein. Notwithstanding the foregoing, nothing in this
   Section 7.5(c) shall be construed to require Parent or Subsidiary to (A) sell or otherwise dispose of any subsidiary or assets which either alone or in the aggregate with all such other sales or dispositions would constitute the sale or disposition of a "significant subsidiary" of Parent, (B) take any action the effectiveness of which cannot be conditioned upon the consummation of the Merger which would materially impair the business, operations, financial condition or prospects of Parent and its subsidiaries, taken as a whole, or (C) take any action which either would materially impair the business, operations, financial condition or prospects of Parent and its subsidiaries, taken as a whole, following the Merger or materially impair the value to Parent of the Merger. For purposes of this Section 7.5(c) the term "significant subsidiary" shall have the meaning attributed to such term by Rule 1-02(v) of Regulation S-X of the rules and regulations of the SEC.

             Section 7.6 PUBLIC STATEMENTS. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Parent shall be subject to the prior approval of Parent, which shall not be unreasonably withheld. Company and Parent expressly agree that a public announcement of the transactions contemplated by this Agreement shall be made at or immediately after, but not before, the date and time each party hereto has executed this Agreement.

             Section 7.7 EMPLOYEE BENEFITS. Parent hereby acknowledges the existence of each of the Company Plans identified in Schedule 5.12(a), and agrees that it shall perform, or cause to be performed, after the Effective Time all of the obligations of Company thereunder. Each of the Parent Plans and Company Plans in effect at the date hereof shall be maintained in effect, without any amendments or modifications which would adversely affect the beneficiaries thereof, with respect to the employees or former employees of Parent, on the one hand, and of Company, on the other hand, respectively, who received any benefits under any such benefit plans immediately prior to the Closing Date, until the second anniversary of the Effective Time. It is expressly understood and agreed that the employees of Company are intended beneficiaries of the covenants and agreements set forth in this Section 7.7, and that each such employee shall be entitled to enforce such covenants and agreements as if they were parties hereto.

             Section 7.8 REGISTRATION RIGHTS. At the Closing, Parent and each of the Company shareholders who receive Parent Common Stock pursuant to Article III shall execute and deliver to each other a Registration Rights Agreement ("Registration Rights Agreement") substantially in the form of Exhibit 7.8 hereto.

             Section 7.9    INDEMNIFICATION.

             (a) For a period of seven years from and after the Effective Time, neither Parent nor Subsidiary shall take any action, or permit any action to be taken, which would change or amend the provisions of the Articles of Incorporation or By-Laws of Subsidiary in effect on the date hereof relating to indemnification.

             (b) At the Closing, Subsidiary shall expressly assume in writing, in a form acceptable to the Company, all of the obligations of Company under the Indemnification Agreements ("Indemnification Agreements") with certain officers and directors of Company (including, without limitation, all of the indemnification obligations under Section 2 of such Indemnification Agreements), a form of which has been furnished to Subsidiary. Subsidiary covenants and agrees that each such officer and director of Company shall stand in the same position under such Indemnification Agreements with respect to the Surviving Corporation as he or she would have with respect to Company if its separate existence had continued. Any parties to such Indemnification Agreements who become officers or directors of the Surviving Corporation shall, as a condition to their election or appointment to such positions, execute amended and restated indemnification agreements in substantially the form of the indemnification agreements currently in force for the officers and directors of Parent.

             (c) From and after the Effective Time, Parent shall indemnify and hold harmless each of the directors and officers, who have acted in such capacity prior to or after the date hereof, of Company (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including without limitation reasonable costs of investigation, and the fees and disbursements of legal counsel and other advisers and experts), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee (collectively, "Losses" and individually, a "Loss"), (i) in connection with or arising out of any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) including without limitation any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Company, or by any present shareholder of Company (collectively, "Claims" and individually, a "Claim"), which is based upon, arises out of or in any way relates to the Merger, the issuance and sale of Parent Common Stock in connection with the Merger, any information or disclosure documents furnished to the shareholders of Company by the Parent in connection with the Merger, including any schedule or exhibit hereto, and (ii) in connection with or arising out of the enforcement of the obligations of Parent or Subsidiary set forth in this Section 7.9; provided, however, that indemnification shall only be provided under this
   Section 7.9(c) with respect to any Indemnitee for any Loss if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

             (d) In the event that Parent or the Surviving Corporation or any of their successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the respective obligations of Parent or the Surviving Corporation set forth in this Section 7.9.

             (e) Parent hereby unconditionally guarantees the full and prompt payment and performance by the Surviving Corporation or any of its successors or assigns of its obligations under this Section 7.9.

             (f) Prior to the Effective Time, Subsidiary shall use its reasonable efforts to obtain officers' and directors' liability insurance substantially comparable to that presently in force for Company, and the Surviving Corporation shall use its reasonable efforts to maintain such substantially comparable insurance for a period of at least seven years after the Effective Time. In addition, on and after the Effective Time, the Surviving Corporation shall use its reasonable efforts to maintain in full force and effect, for the period ending with the expiration of the last applicable statute of limitations period, the existing directors' and officers' liability insurance of Company insofar as the same applies to events occurring prior to the Effective Time.

             (g) It is expressly understood and agreed that the directors and officers of Company are intended beneficiaries of the covenants and agreements set forth in this Section 7.9, and that any such beneficiary shall be entitled to enforce such covenants and agreements against Parent and Subsidiary as if he or she were a party hereto.

             Section 7.10 REGULATION D. In connection with the issuance in the Merger of shares of Parent Common Stock which have not been registered under the Securities Act of 1933, as amended, Parent shall use all reasonable efforts to comply with the requirements for the exemption from registration under Regulation D promulgated under such Act, including, without limitation, by providing the shareholders of the Company, in connection with the proxy or information statement for any meeting of shareholders at which the Merger is to be voted upon, a disclosure statement containing such information (including without limitation financial information) regarding Parent, the Subsidiary, the Merger and other matters as may be required under Rule 502(b)(2) of Regulation D.

             Section 7.11 MERGER VOTE. In any vote of the shareholders of Company regarding approval of the Merger, Parent shall vote, or cause to be voted, all shares of Common Stock then owned by Parent, Subsidiary or any other subsidiary of Parent, or with respect to which Parent, Subsidiary or any other subsidiary of Parent holds to power to direct the voting, in favor of approval of the Merger and this Agreement.

             Section 7.12 TAX TREATMENT. Following the Merger, Parent and Subsidiary shall not take any actions that would adversely impact the treatment of the Merger as a reorganization that qualifies under Sections 368(a)(1)(A) and (a)(2)(D) of the Code. It is expressly understood and agreed that the present shareholders of Company (other than Parent) are intended beneficiaries who are entitled to enforce the provisions of this
   Section 7.12 as if they were parties hereto.

             Section 7.13 CAPITAL EXPENDITURES. Following the Merger, Parent shall arrange for sufficient funding for the Surviving Corporation to meet, and shall otherwise implement, all capital expenditures of Company budgeted for the calendar years 1995 through 1999 as set forth in
   Schedule 7.13. Additionally, Parent covenants and agrees to invest any surplus funds that may be generated by the Assets (as defined below) during such period in the development of the telecommunications infrastructure in the state of Nebraska. For the purposes of this Section
   7.13 only, "Assets" means the business operations and assets of the Company transferred to the Surviving Corporation pursuant to the Merger. It is expressly understood and agreed that the present shareholders of Company (other than Parent) are intended beneficiaries who are entitled to enforce the provisions of this Section 7.13 as if they were parties hereto.

             Section 7.14 NEBWEST TRANSACTION. Parent agrees to use its reasonable efforts to consummate a transaction with Nebwest Cellular Inc. ("Nebwest") or all of its shareholders; provided, however, Parent covenants that in no event will such transaction either (a) result in the shareholders of Nebwest receiving, in exchange for their shares of Nebwest, total consideration having a value at the time of such exchange in excess of the value of the total consideration that such shareholders would have received had the total number of shares of Common Stock held by Nebwest been exchanged in the Merger (provided, however, that in determining the amount of such consideration, the tax consequences of the relevant transaction shall not be taken into account), or (b) adversely impact the treatment of the Merger as a reorganization that qualifies under Section 368(a)(1)(A) and (a)(2)(D) of the Code.

             Section 7.15 DISCLOSURE STATEMENT INFORMATION. Neither Parent nor Subsidiary shall make, in the disclosure statement referenced in
   Section 7.10, any untrue statement of a material fact, or omit to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply with respect to any written information furnished by or on behalf of Company to Parent expressly for use in any such disclosure statement. Company shall not make, in any written material provided by or on behalf of Company for inclusion in such disclosure statement, any untrue statement of a material fact, or omit to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VIII
                                   Conditions

             Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Company under applicable law;

             (b) Parent Common Stock issuable in the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance;

             (c) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

             (d) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

             (e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger; and

             (f) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, including, without limitation, approval (if required) by the PUCs, the FCC and the Department of Justice, shall have been obtained and be in effect at the Effective Time, and all consents, orders and approvals of the FCC or PUCs legally required for the consummation of the Merger and the transactions contemplated hereby shall have become Final Orders.

             Section 8.2 CONDITIONS TO OBLIGATION OF COMPANY TO EFFECT THE MERGER. Unless waived by Company, the obligation of Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

             (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date and to the extent the failure of such to be true and correct in all material respects on and as of the Closing Date is the result of actions expressly mandated by Section 7.5(c), the Closing Date, and Company shall have received a certificate of the Chief Executive Officer or a Vice President of Parent and of the President and Chief Executive Officer or a Vice President of Subsidiary to that effect;

             (b) Company shall have received an opinion of its special counsel, Jones, Day, Reavis & Pogue, in form and substance reasonably satisfactory to Company, dated the Closing Date, to the effect that Company and its shareholders (except to the extent any shareholders receive consideration other than Parent Common Stock) will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger;

             (c) Company shall have received an opinion from counsel to Parent and Subsidiary, dated the Closing Date, substantially in the form set forth in Exhibit 8.2(c) hereto;

             (d) All governmental consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, including, without limitation, approval (if required) by the PUCs and the FCC, shall have been obtained and be in effect at the Closing Date, and no such consent, order or approval shall have any terms which in the reasonable judgment of Company, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Merger to the shareholders of the Company (other than Parent), and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Merger to the shareholders of the Company (other than Parent);

             (e) Company shall have received from William Blair & Company an opinion, dated as of the Closing Date, confirming, with no new qualifications other than those that are customary for transactions of this sort and additional qualifications relating to circumstances not material to the conclusion stated in such opinion, the opinion delivered by such firm to Company on the date hereof; and

             (f) Company shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date and addressed to Company's special counsel, Jones, Day, Reavis & Pogue, substantially in the form set forth in Exhibit 8.2(f) hereto.

             Section 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUBSIDIARY TO EFFECT THE MERGER. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

             (a) Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Company contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date and to the extent the failure of such to be true and correct in all material respects on and as of the Closing Date is the result of actions expressly mandated by Section 7.5(c)) the Closing Date, and Parent shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of Company to that effect;

             (b) Parent shall have received an opinion from counsel to Company dated the Closing Date, substantially in the form set forth in Exhibit 8.3(b) hereto;

             (c)  Investor Representation Forms in substantially the form of
        Exhibit 8.3(c) hereto, executed by each Company shareholder (other than Parent and any holders of Dissenting Shares) as of the date on which Company Shareholders' Approval is received shall have been delivered to Parent;

             (d) All governmental consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, including, without limitation, approval (if required) by the PUCs and the FCC, shall have been obtained and be in effect at the Closing Date, and no such consent, order or approval shall have any terms which in the reasonable judgment of Parent, when taken together with the terms of all such consents, orders or approvals, would materially impair the value to Parent of the Merger, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger; and

             (e) Parent shall have received from Morgan Stanley & Co. Incorporated an opinion, dated as of the Closing Date, confirming, with no new qualifications other than those that are customary for transactions of this sort and additional qualifications relating to circumstances not material to the conclusion stated in such opinion, the opinion delivered by such firm to Parent on the date hereof.


                                   ARTICLE IX
                        Termination, Amendment and Waiver

             Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Company:

             (a)  by mutual consent of Parent and Company;

             (b) by either Parent or Company, so long as such party has not breached its obligations hereunder in any material respect, after November 30, 1995, if the Merger shall not have been consummated on or before November 30, 1995 (the "Termination Date");

             (c) by any party hereto, by written notice to the other party, if Company Shareholder Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof;

             (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

             (e) by Company, upon five days' prior notice to Parent, if, as a result of an unsolicited tender offer by a party other than Parent or any of its affiliates or any unsolicited written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than Parent or any of its affiliates, the Board of Directors of Company determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that
        (i) the Board of Directors of Company shall have been advised by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Company shall, and shall cause its respective financial and legal advisors to, negotiate with the Parent to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein;

             (f) by Company, by written notice to the Parent, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement of Parent or Subsidiary, hereunder, and such breach shall not have been remedied within twenty days after receipt by the Parent of notice in writing from Company, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Directors of the Parent (A) shall withdraw or modify in any manner adverse to Company its approval of this Agreement, the Plan of Merger and the transactions contemplated hereby or thereby, (B) shall fail to reaffirm such approval or recommendation upon Company's request, (C) shall approve or recommend any acquisition of the Parent or a material portion of its assets or any tender offer for the Parent Common Stock, or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C);

             (g) by Parent by written notice to Company, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement of Company, hereunder, and such breach shall not have been remedied within twenty days after receipt by Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Directors of Company (A) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement, the Plan of Merger and the transactions contemplated hereby or thereby, (B) shall fail to reaffirm such approval or recommendation upon Parent's request, (C) shall approve or recommend any acquisition of Company or a material portion of its assets or any tender offer for the shares of capital stock of Company, in each case by a party other than Parent or any of its affiliates, and in each case, pursuant to Section 9.1(e) above, or (D) shall resolve to take any of the actions specified in clause
        (A), (B) or (C); and

             (h) by Company if the average of the last reported sales price per share of Parent Common Stock as reported on the Nasdaq National Market for the twenty (20) consecutive trading days immediately preceding the fifth business day prior to Closing is less than $13.75 per share.

             Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or Company, as provided in
   Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of either Company, Parent, Subsidiary or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 7.1, 7.4 and 9.5 which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

             Section 9.3 AMENDMENT. This Agreement may be amended before or after Company Shareholder Approval has been obtained, but only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

             Section 9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

             Section 9.5    EXPENSE REIMBURSEMENT; ETC.

             (a) Termination Fee upon Breach or Failure of Shareholder Approval. If this Agreement is terminated (i) at such time that this Agreement is terminable pursuant to one of Section 9.1(f)(i) or Section 9.1(g)(i) (other than solely pursuant to a non-curable breach of a representation or warranty unless such breach was willful) but not the other, then the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to $500,000 as payment for expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement), or (ii) following a failure of Company to receive Company Shareholders' Approval, Company shall promptly pay to Parent in cash an amount equal to $500,000 as payment for the expenses and fees incurred by Parent (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transaction contemplated by this Agreement); provided, however, that in no event shall a party be required to pay more than $500,000 under this Section 9.5(a).

             (b) Other Termination Fee. If (i) this Agreement (A) is terminated by Company pursuant to Section 9.1(e), or (B) is terminated as a result of Company's material breach of Section 7.2, and (ii) at the time of such termination or prior to the meeting of Company's shareholders there shall have been a third-party tender offer of shares of, or a third-party offer or proposal with respect to a Business Combination involving, such party or its affiliates which at the time of such termination or of the meeting of Company's shareholders shall not have been (A) rejected by Company's Board of Directors and (B) withdrawn by the third-party and
   (iii) within three (3) years of any such termination described in clause
   (i) above, Company becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or enters into a definitive agreement to consummate a Business Combination with such offeror or affiliate thereof, then Company will at the time of execution of such definitive agreement, pay to the Parent a termination fee equal to $2.5 million in cash, less any amounts paid by Company under Section 9.5(a).

             (c) Expenses. The parties agree that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any expense and/or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate as published in The Wall Street Journal as of the date such fee was required to be paid.

                                    ARTICLE X
                               General Provisions

             Section 10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in Articles IV and V of this Agreement shall not survive the Merger.

             Section 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)  If to Parent or Subsidiary to:

                  Lincoln Telecommunications Company
                  1440 "M" Street
                  P.O. Box 81309
                  Lincoln, Nebraska  68501-1309
                  Attention:  Frank H. Hilsabeck
                  Fax:  (402) 475-9195

             with a copy to:

                  Foley & Lardner
                  777 East Wisconsin Avenue
                  Milwaukee, Wisconsin  53202
                  Attention:  Benjamin F. Garmer III, Esq.
                  Fax:  (414) 297-4900

             (b)  If to Company, to:

                  Nebraska Cellular Telephone Company
                  1431 North Webb Road
                  Grand Island, Nebraska  68803
                  Attention:  Kevin J. Wiley
                  Fax:  (308) 384-3397

             with a copy to:

                  Jones, Day, Reavis & Pogue
                  77 West Wacker
                  Chicago, Illinois  60601
                  Attention:  William P. Ritchie, Esq.
                  Fax:  (312) 782-8585

             Section 10.4 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             Section 10.5 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nebraska (without giving effect to the provisions thereof relating to conflicts of law).

             Section 10.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

             Section 10.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Sections 2.2, 2.3, 7.7, 7.9, 7.12 and 7.13, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

             IN WITNESS WHEREOF, Parent, Subsidiary and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                            LINCOLN TELECOMMUNICATIONS COMPANY
                                 ("Parent")



                            By:
                                 Frank H. Hilsabeck
                                 President and Chief Executive Officer

                            CAPITAL ACQUISITION CORP.
                                 ("Subsidiary")



                            By:
                                 Frank H. Hilsabeck, President

                            NEBRASKA CELLULAR TELEPHONE CORPORATION
                                 ("Company")

                            By:
                                 Kevin J. Wiley, President

                   LIST OF EXHIBITS AND SCHEDULES


    Exhibit/Schedule                Description

    Exhibit 1.2           Form of Articles of Merger

    Exhibit 3.1(a)        Formula of maximum permitted Cash
                          Elections

    Exhibit 7.8           Form of Registration Rights Agreement

    Exhibit 8.2(c)        Form of Opinion of Counsel to Parent
                          and Subsidiary

    Exhibit 8.2(g)        Form of Certificate of Parent re:
                          Tax Representations

    Exhibit 8.3(b)        Form of Opinion of Counsel to Company

    Exhibit 8.3(c)        Form of Investor Representations

    Schedule 4.1(a)       Articles of Incorporation of
                          Subsidiary

    Schedule 4.1(b)       By-laws of Subsidiary

    Schedule 7.13         Company Five Year Plan

    Various Schedules     Disclosure Schedules of Parent and
                          Subsidiary
    Various Schedules     Disclosure Schedules of Company

        Registrant agrees to supplementally furnish a copy of such omitted schedules to the Commission upon request.